Exhibit 10.33

DESCRIPTION OF COMPENSATION OF DIRECTORS

First Data Corporation (the “Company”) directors do not receive compensation. However, all of the directors of the Company are also directors of the Company’s parent company, First Data Holdings Inc. (“Holdings”). Except with respect to the Chairperson, the Governance, Compensation and Nominations Committee (the “Committee”) of the Board of Directors of Holdings has approved compensation for each non-employee directors of Holdings of $40,000 per year payable in semi-annual installments. Such directors may make an election to defer compensation earned in each calendar year under the First Data Holdings Inc. 2008 Non-Employee Director Deferred Compensation Plan. All amounts deferred will accrue earnings based on the performance of Holdings common stock and be paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances. With respect to the Chairperson of the Board of Directors of Holdings, the Committee has approved compensation beginning in 2011 of $800,000 per year payable in monthly installments and an annual bonus as determined at the discretion of the Committee. For 2011, the target annual bonus for the Chairperson is $800,000. Effective January 1, 2011, Mr. Joe W. Forehand, the Company’s current Chairperson, is not eligible to make additional deferrals into the 2008 Non-Employee Director Deferred Compensation Plan.